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Filed Pursuant to Rule 424(b)(1)
File No. 333-239797

PROSPECTUS

7,900,000 Shares

Common Shares

GasLog Ltd.

        This prospectus relates to the possible resale, from time to time, of up to 7,900,000 shares of our common shares, par value $0.01 per share, by the selling shareholders named herein or their pledgees, donees, transferees or other successors in interest. We will not receive any of the proceeds from any such sales of common shares. Such common shares may also be sold in transactions exempt from registration under the Securities Act of 1933 as amended (the "Securities Act"), rather than under this prospectus.

        The common shares covered by this prospectus may be offered and sold from time to time in one or more transactions, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For additional information on the methods of sale that may be used by the selling shareholders, please read "Plan of Distribution".

        This prospectus describes some of the general terms that may apply to these common shares and the general manner in which they may be offered. The specific terms of any common shares to be offered, and the specific manner in which they may be offered, may be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

        Our common shares are traded on the New York Stock Exchange under the symbol "GLOG".

        Our principal executive offices are located at 69 Akti Miaouli 18537, Piraeus Greece. Our telephone number at such address is +30 210 459 1000.

        Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled "Risk Factors" on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered common shares to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The date of this prospectus is July 23, 2020.

i

FORWARD-LOOKING STATEMENTS

        All statements in this prospectus (and the documents incorporated by reference herein) that are not statements of historical fact are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, particularly in relation to our operations, cash flows, financial position, liquidity and cash available for dividends or distributions, plans, strategies, business prospects and changes and trends in our business and the markets in which we operate. In some cases, predictive, future-tense or forward-looking words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "may", "should", "could" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials. We caution that these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

        Factors that might cause future results and outcomes to differ include, but are not limited to, the following:

  •
  general LNG shipping market conditions and trends, including spot and multi-year charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping, including geopolitical events, technological advancements and opportunities for the profitable operations of LNG carriers;

  •
  fluctuations in charter hire rates, vessel utilization and vessel values;

  •
  increased exposure to the spot market and fluctuations in spot charter rates;

  •
  our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels which are not under multi-year charters, including the risk that certain of our vessels may no longer have the latest technology at such time which may impact our ability to secure employment for such vessels as well as the rate at which we can charter such vessels;

  •
  changes in our operating expenses, including crew wages, maintenance, dry-docking and insurance costs and bunker prices;

  •
  number of off-hire days and dry-docking requirements including our ability to complete scheduled dry-dockings on time and within budget;

  •
  planned capital expenditures and availability of capital resources to fund capital expenditures;

  •
  our ability to maintain long term relationships and enter into time charters with new and existing customers;

  •
  potential disruption to the LNG, LNG shipping and financial markets caused by global shutdown as a result of the COVID-19 pandemic;

  •
  fluctuations in prices for crude oil, petroleum products and natural gas;

  •
  changes in the ownership of our charterers;

  •
  our customers' performance of their obligations under our time charters and other contracts;

  •
  our future operating performance and expenses, financial condition, liquidity and cash available for dividends and distributions;

  •
  our ability to obtain debt and equity financing on acceptable terms to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our restrictive covenants and other obligations under our credit facilities;

  •
  future, pending or recent acquisitions of or orders for ships or other assets, business strategy, areas of possible expansion and expected capital spending;

  •
  the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

  •
  fluctuations in currencies and interest rates;

  •
  the expected cost of and our ability to comply with environmental and regulatory conditions, including with respect to emissions of air pollutants and greenhouse gases, as well as future changes in such requirements or other actions taken by regulatory authorities, governmental organizations, classification societies and standards imposed by our charterers applicable to our business;

  •
  risks inherent in ship operation, including the discharge of pollutants;

  •
  the impact of environmental liabilities on us and the shipping industry, including climate change;

  •
  our ability to retain key employees and the availability of skilled labor, ship crews and management;

  •
  potential disruption of shipping routes due to accidents, diseases, pandemics, political events, piracy or acts by terrorists;

  •
  potential liability from future litigation;

  •
  any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity event; and

  •
  other factors discussed in the section entitled "Risk Factors" of this prospectus (and in the "Risk Factors" described in our Annual Report on Form 20-F as well as the updated risk factors included in Exhibit 99.2 of our Report on Form 6-K furnished to the SEC on May 7, 2020, each as incorporated herein by reference).

        We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of the common shares.

 THE COMPANY

  Unless otherwise indicated, references in this prospectus to:

  •
  "GasLog", the "Company", the "Group", the "Issuer","we", "our", "us" or similar terms refer to GasLog Ltd. or any one or more of its subsidiaries (including GasLog Partners LP) or their predecessors, or to such entities collectively, except that when such terms are used in this prospectus in reference to the common shares they refer to GasLog Ltd.;

  •
  "GasLog Partners" or the "Partnership", refers to GasLog Partners LP, a master limited partnership formed by GasLog to acquire, own and operate liquefied natural gas carriers under multi-year charters, or any one or more of GasLog Partners' subsidiaries;

  •
  "GasLog LNG Services" refers to GasLog LNG Services Ltd., our wholly owned subsidiary;

  •
  "our vessels" or "our ships" refers to the LNG carriers owned or controlled by the Company and its subsidiaries, including the LNG carriers owned by GasLog Partners; "our wholly owned vessels" or "our wholly owned ships" refers to the LNG carriers owned by the Company and its subsidiaries, excluding any LNG carriers owned by GasLog Partners (in which we hold the controlling general partner interest as well as limited partner interests) and its subsidiaries and Egypt LNG Shipping Ltd. (in which we hold a 25.0% equity interest);

  •
  "Shell" refers to Royal Dutch Shell plc, or any one or more of its subsidiaries;

  •
  "BG Group" refers to BG Group plc. BG Group was acquired by Shell on February 15, 2016;

  •
  "Samsung" refers to Samsung Heavy Industries Co., Ltd. or any one or more of its subsidiaries;

  •
  "NYSE" refers to the New York Stock Exchange;

  •
  "SEC" refers to the U.S. Securities and Exchange Commission;

  •
  "dollars" and "$" refers to, and amounts are presented in, U.S. dollars;

  •
  "LNG" refers to liquefied natural gas;

        We are an international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. Our owned and bareboat fleet as of July 10, 2020, consists of 35 LNG carriers, including 30 ships on the water and five LNG carriers on order at Samsung. This includes 15 LNG carriers in operation that are owned by GasLog Partners, with which we have entered into certain agreements governing our relationship, including purchase options for certain of our ships. We currently manage and operate 30 LNG carriers including our 14 wholly-owned ships in operation, 14 of the 15 ships contributed or sold to the Partnership (the other is managed by a subsidiary of Shell), the bareboat vessel and one LNG carrier owned by an entity in which we have a 25.0% interest. We are also supervising the construction of our newbuildings. We operate our vessels primarily under term charters of one year or longer with nine vessels, of which four are owned by GasLog Partners, currently trading in the spot and short-term market. As of March 31, 2020, these contracts are expected to provide total contracted revenues of $3.8 billion during their initial terms, which expire between 2020 and 2032.

        Our wholly-owned subsidiary, GasLog LNG Services, exclusively handles the technical management of our fleet, including plan approval for new ship orders, supervision of ship construction and planning and supervision of dry-dockings, as well as technical operations, crewing, training, maintenance, regulatory and classification compliance and health, safety, security and environmental management and reporting. With over 19 years of technical management experience, including 16 years as sole technical manager of BG Group plc's owned fleet of LNG carriers, we have established a track record for the efficient, safe and reliable operation of LNG carriers which is evidenced by our safety performance and the limited off-hire days of the 30 ships currently operating under our management.

        Our common shares are listed on the NYSE under the ticker symbol "GLOG". If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

        We maintain our principal executive offices at 69 Akti Miaouli, 18537 Piraeus, Greece. Our telephone number at that address is +30 210 459 1000. We are registered with the Registrar of Companies in Bermuda under registration number 33928. We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

 RISK FACTORS

        Investing in the common shares to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading "Risk Factors" in our most recent Annual Report on Form 20-F as well as the updated risk factors included in Exhibit 99.2 of our Report on Form 6-K filed with the SEC on May 7, 2020, each filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any common shares that may be offered. For further details, see the section entitled "Where You Can Find Additional Information".

        Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common shares. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

 SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

        We are a Bermuda exempted company. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions.

        A majority of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

        However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, our registered agent, to accept service of process on our behalf in any such action.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. This prospectus relates to the possible resale, from time to time, of up to 7,900,000 of our common shares, par value $0.01 per share, by the selling shareholders named herein or their pledgees, donees, transferees or other successors in interest. This prospectus provides you with a general description of the common shares such selling shareholders may offer. This prospectus does not cover the issuance of any of our common shares by us to the selling shareholders, and we will not receive any of the proceeds from any sale of common shares by the selling shareholders. Except for underwriting discounts and selling commissions, if any, transfer taxes, if any, and the fees and expenses of any underwriters, dealers or agents, we have agreed to pay the expenses incurred in connection with the registration of the common shares owned by the selling shareholders covered by this prospectus.

        Each time the selling shareholders, or their pledgees, donees, transferees or other successors in interest, sell common shares, we will provide you with this prospectus, and in some cases a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular common shares. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find Additional Information".

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of common shares pursuant to this prospectus. For purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the common shares offered by this prospectus and GasLog Ltd., reference is made to the registration statement.

        We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the website of the SEC referred to above. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

        This prospectus incorporates by reference the following documents:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 6, 2020 (the "2019 Annual Report");

  •
  our Current Reports on Form 6-K furnished to the SEC on March 16, 2020, April 2, 2020, May 7, 2020, May 7, 2020, May 14, 2020, May 15, 2020, June 22, 2020, June 29, 2020 and July 16, 2020; and

  •
  the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of our common shares made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the common shares, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the "Investor Relations" section of our website at www.gaslogltd.com. Requests for such information should be made to us at the following address:

GasLog Ltd.
69 Akti Miaouli
18537 Piraeus, Greece
+30 210 459 1000
Attention: General Counsel

        You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

 USE OF PROCEEDS

        We will not receive any of the proceeds from any sale of common shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth our capitalization as of March 31, 2020. You should read this information in conjunction with the financial information incorporated by reference into this prospectus. Because we will not receive any of the proceeds from any sale of common shares by the selling shareholders, the capitalization information below is not adjusted to reflect such sales.

As of March 31, 2020
(in thousands of U.S. dollars)
Debt:(1)
Borrowings, current portion(2)	214,700
Borrowings, non-current portion(2)	3,028,319
Lease liability, current portion	9,694
Lease liability, non-current portion	193,445

Total debt	3,446,158

Equity:
Preference Shares(3)	46
Share capital(3)	810
Contributed surplus(4)	746,073
Reserves	13,854
Treasury shares(3)	(4,159)
Accumulated deficit	(139,311)
Non-controlling interest(5)	946,861

Total equity	1,564,174

Total capitalization	5,010,332

(1)
Our indebtedness, other than under our NOK denominated bonds issued under the agreement signed on November 27, 2019, between GasLog and the bond trustee, as amended (the "NOK 2024 Bonds") and the 8.875% senior unsecured notes due in 2022 and issued in March 2017 and May 2019 (the "8.875% Senior Notes"), is secured by mortgages on our owned ships and is guaranteed by the Company or a combination of the Company and GasLog Partners, in the case of the Partnership's indebtedness. The NOK 2024 Bonds and the 8.875% Senior Notes (the carrying amounts of which, net of unamortized financing costs and premium as of March 31, 2020, are $84.2 million and $323.1 million, respectively) are unsecured. Borrowings presented do not include our scheduled debt payments and our prepayments since March 31, 2020 totaling $69.4 million and our debt proceeds of $298.7 million.

(2)
Borrowings presented at March 31, 2020, are shown net of $52.4 million of loan issuance costs that are being amortized over the term of the respective borrowings.

(3)
Does not include any shares that may be issued under the Company's 2013 Omnibus Incentive Compensation Plan. At March 31, 2020, our share capital consisted of 80,993,126 issued common shares, 445,375 issued treasury shares and 4,600,000 Preference Shares issued and outstanding. Does not include the 14,400,000 common shares issued pursuant to the private placements of unregistered common shares (the "Private Placements") since March 31, 2020.

(4)
Does not include the total gross proceeds of $36.0 million through the Private Placements and the $6.6 million common and preferred dividends declared since March 31, 2020.

(5)
Does not include the $11.6 million common and preferred dividends declared since March 31, 2020.

DESCRIPTION OF SHARE CAPITAL

        More information on our share capital is included under "Item 10. Additional Information" in the 2019 Annual Report.

        A description of our common shares can be found in our registration statement on the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

 SELLING SHAREHOLDERS

        This prospectus covers the public resale of the shares owned by the selling shareholders named below. All of the 7,900,000 common shares registered hereby were originally issued and sold by the Company in private placements that closed on June 29 2020. The Company entered into stock purchase agreements, each dated June 22, 2020 (the "Stock Purchase Agreements"), with each of the selling shareholders named below, pursuant to which 7,900,000 common shares were sold at $2.50 per share.

        The Company is registering these 7,900,000 common shares to permit the selling shareholders, or their pledgees, donees, transferees or other successors in interest, to resell or otherwise dispose of the common shares in the manner contemplated under "Plan of Distribution" below. Information concerning the selling shareholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary.

        The table below, which was prepared based on information publicly filed or supplied to us by the selling shareholders, lists the selling shareholders and other information regarding the beneficial ownership of the common shares held by the selling shareholders (determined in accordance with the rules and regulations of the SEC). The third and fourth columns list the number and percentage of common shares beneficially owned by each selling shareholder prior to this offering, assuming for the purpose of such percentage, 95,114,166 common shares outstanding as of June 29, 2020. The fifth column lists the maximum number of common shares being offered in this prospectus by each selling shareholder. The sixth and seventh columns list the number and percentage of common shares owned by each selling shareholder after this offering, assuming the sale of all of the common shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares pursuant to this prospectus.

Selling Shareholders		Common Shares Beneficially Owned Prior to Offering		Number of Common Shares Registered Hereby for Sale	Common Shares Beneficially Owned After Offering
Beneficial Owner	Selling Shareholder	Number	Percentage	Number	Number	Percentage
Alexander S. Onassis Foundation	Olympic LNG Investments Ltd.(1)	11,164,904	11.7%	4,000,000	7,164,904	7.5%
Mr. Tung Chee Chen	Fabbian Investments Limited(2)	2,000,000	2.1%	2,000,000	—	—
Various(3)	Ship Finance Maritime Corporation(4)	1,545,000	1.9%	1,200,000	345,000	*
Mark Denning	Mark Denning(5)	692,850	*	400,000	292,850	*
Bruce Blythe(6)	Bruce Blythe(7)	1,200,000	1.3%	200,000	1,000,000	1.1%
Jean Haramis	Jean Haramis(8)	338,700	*	100,000	238,700	*

*
Less than 1.0% of our outstanding common shares.

(1)
The business address of Olympic LNG Investments Ltd. is Conyers Corporate Services (Bermuda) Limited, Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

(2)
The business address of Fabbian Investments Limited is c/o SFSL, 33/F Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong.

(3)
Paolo Mondini owns 55% of the common shares held by Ship Finance Maritime Corporation and may have beneficial ownership over all of the common shares held by Ship Finance Maritime Corporation. Olivier Felter, Riccardo Ravano, Mario Spaventi, Massimo Banchero, Yannis Haramis, Fabio Montauti d'Harcourt, Sebastiano Portunato, Giuseppe Pratolongo, Norifumi Yamamoto, Lenko Milin and Luigi Pratolongo each own less than 10% of the common shares held by Ship Finance Maritime Corporation and disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein.

(4)
The business address of Ship Finance Maritime Corporation is c/o Shamrock Maritime SARL, 6 Boulevard des Moulins, Monaco, Monaco MC98000.

(5)
The address of Mark Denning is Lot 9 The Albany, South Ocean Boulevard, New Providence Island, The Bahamas.

(6)
Bruce Blythe is a member of our board of directors.

(7)
The address of Bruce Blythe is 22 Minera Mews, London, United Kingdom SW1 W9JD.

(8)
The address of Jean Haramis is Le Continental Bloc A, 7th Fl Place de Moulins, Monaco, Monaco MC 98000.

 PLAN OF DISTRIBUTION

        Any selling shareholder, or their pledgees, donees, transferees or other successors in interest, may offer and sell, from time to time, the common shares covered by this prospectus and any applicable prospectus supplement. We have registered the common shares covered by this prospectus for offer and sale to permit the selling shareholders to sell such common shares without restriction in the open market. Registration of the common shares covered by this prospectus does not mean, however, that those common shares necessarily will be offered or sold.

        The common shares covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

  •
  on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common shares may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in privately negotiated transactions;

  •
  in an exchange distribution in accordance with the rules of the applicable exchange;

  •
  as settlement of short sales entered into after the date of the prospectus;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through broker-dealers, who may act as agents or principals;

  •
  through sales "at the market" to or through a market-maker;

  •
  in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  in options transactions;

  •
  over the Internet;

  •
  any other method permitted pursuant to applicable law; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, the selling shareholders, or their pledgees, donees, transferees or other successors in interest, may sell any common shares covered by this prospectus in private transactions or under Rule 144 of the Securities Act, rather than pursuant to this prospectus.

        In connection with the sale of common shares covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the common shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the common shares for whom they act as agents. Underwriters may sell the common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the common shares by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        In connection with the distribution of the common shares covered by this prospectus or otherwise, the selling shareholders, or their pledgees, donees, transferees or other successors in interest, may enter into hedging transactions with broker-dealers or other financial institutions to the extent permitted by our trading policy. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell common shares short and deliver the common shares offered by this prospectus to close out our short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling shareholders may also from time to time pledge common shares pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged common shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, the shares may be sold by banks to hedge derivative positions entered into with those banks by the selling shareholders, relating to their shares, to the extent any such transactions are permitted under the company trading policy.

        At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering common shares, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders, any discounts, commissions or concessions allowed or re-allowed or paid to dealers and the names of the selling shareholders and the number of common shares being offered by them. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the common shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

        In connection with an underwritten offering, the selling shareholders would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered common shares will be obligated to purchase all of the covered common shares if any such common shares are purchased. The selling shareholders may grant to the underwriter or underwriters an option to purchase additional common shares at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If the selling shareholders grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

        Pursuant to a requirement by the Financial Industry Regulatory Authority ("FINRA"), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by any selling shareholder for the sale of any common shares being registered pursuant to SEC Rule 415 under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a "conflict of interest" under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

        Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with the selling shareholders, to indemnification by the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

        Except for underwriting discounts and selling commissions, if any, transfer taxes, if any, and the fees and expenses of any underwriters, dealers or agents, which are to be paid by the selling shareholders, we have agreed to pay the expenses incurred in connection with the registration of the common shares owned by the selling shareholders covered by this prospectus.

 EXPENSES

        The following are the expenses estimated to be incurred by us in connection with a possible offering of the common shares registered under this registration statement.

SEC Registration Fee	$2,850.67
Printing	—
Legal Fees and Expenses	250,000
Accountants' Fees and Expenses	17,000
NYSE Fees	—
FINRA Fee	$—
Miscellaneous Costs	12,000

Total	$281,850.67

 LEGAL MATTERS

        The validity of the common shares offered hereby and certain other matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. We are also advised by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F and the effectiveness of GasLog Ltd.'s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte LLP are located at 1 New Street Square, EC4A 3HQ, London, United Kingdom.